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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ADOLPH COORS COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies: Class A non-voting shares of Molson Inc. (including associated options)
Class B common shares of Molson Inc.
(2)	Aggregate number of securities to which transaction applies:
        113,716,607 Class A non-voting shares of Molson Inc. (including shares issuable upon exercise of outstanding options to purchase Class A non-voting shares), which represents the number of such shares to be exchanged, in a series of transactions, for shares representing interests in the combined company pursuant to the Combination Agreement (the "Combination Agreement"), dated July 21, 2004, as amended, by and among Adolph Coors Company, Molson Coors Canada Inc. and Molson Inc.

19,856,822 Class B common shares of Molson Inc., which represents the number of such shares to be exchanged, in a series of transactions, for shares representing interests in the combined company pursuant to the Combination Agreement

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        $25.71 per Class A non-voting share of Molson Inc., which is the average of the high and low sales prices reported on the Toronto Stock Exchange for such shares on September 13, 2004, converted to U.S. dollars by applying the exchange rate on such date, which was 0.7692 U.S. dollars for each Canadian dollar (the "Exchange Rate")

$25.79 per Class B common share of Molson Inc., which is the average of the high and low sales prices reported on the Toronto Stock Exchange for such shares on September 13, 2004, converted to U.S. dollars by applying the Exchange Rate

(4) Proposed maximum aggregate value of transaction: $3,436,728,815, which is the maximum value calculated pursuant to Rule 0-11 of the Exchange Act of 1934, as amended
(5) Total fee paid: $435,434
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

MOLSON INC.	ADOLPH COORS COMPANY
1555 NOTRE DAME STREET EAST	311 10th STREET
4th FLOOR	GOLDEN, COLORADO 80401
MONTRÉAL, QUÉBEC H2L 2R5	(303) 277-5919
(514) 521-1786

SUPPLEMENT TO
JOINT PROXY STATEMENT/MANAGEMENT INFORMATION CIRCULAR

January 19, 2005

        This is a supplement to the previously distributed joint proxy statement/management information circular dated December 9, 2004, which is referred to herein as the original joint proxy statement/management information circular. This supplement contains important changes and should be read in conjunction with the original joint proxy statement/management information circular.

Mailing of Supplement; Adjournment of Meetings

        This supplement to the original joint proxy statement/management information circular is being furnished to shareholders and optionholders of Molson Inc., a corporation incorporated under the laws of Canada, in connection with the solicitation of proxies by management of Molson for use at the special meeting of the Molson shareholders, which has been adjourned, to be reconvened in the Marquette and Joliet rooms at the Fairmont The Queen Elizabeth hotel, 900 René-Lévesque Boulevard West, Montréal, Québec, on January 28, 2005 at 9:00 a.m. (Montréal time), and the separate meeting of Molson optionholders, which has been adjourned, to be reconvened in the John Molson Room located at 1670 Notre-Dame Street East, Montréal, Québec, on January 27, 2005 at 4:30 p.m. (Montréal time), and any adjournment or postponement of these meetings. The record date of November 22, 2004 to determine those Molson shareholders and optionholders entitled to vote at the meetings remains unchanged.

        This supplement is also being furnished to holders of common stock of Adolph Coors Company, a Delaware corporation, in connection with the solicitation of proxies by the board of directors of Coors for use at the special meeting of Coors stockholders which has been adjourned, to be reconvened at Coors Brewing Company in the Sixth Floor Auditorium in the Brewery Complex, 12th and Ford Streets, Golden, Colorado 80401 on February 1, 2005 at 9:00 a.m. (Denver time), and any adjournment or postponement of the special meeting. The record date of November 22, 2004 to determine those Coors stockholders entitled to vote at the special meeting remains unchanged.

        This supplement to the original joint proxy statement/management information circular is being mailed to shareholders and optionholders of Molson and stockholders of Coors on or about January 20, 2005.

Reason for the Supplement

        As a result of market reaction to the terms of the arrangement described in the original joint proxy statement/management information circular, Molson and Coors have agreed to increase the amount of the special dividend that Molson Class A non-voting and Class B common shareholders of record at the close of business on the last trading day immediately prior to the date of closing of the merger transaction, excluding Pentland Securities (1981), Inc., a company owned by Eric Molson and Stephen Molson, will receive from Molson in connection with the plan of arrangement. The special dividend will be increased from Cdn.$3.26 per share (a total of approximately Cdn.$381 million (U.S.$316 million based on the exchange rate in effect on November 4, 2004)) to Cdn.$5.44 per share (a total of approximately Cdn.$640 million (U.S.$532 million based on the exchange rate in effect on January 13, 2005)). In the interest of demonstrating its continued support for the merger transaction,

Pentland has agreed to waive any participation in the special dividend. Had Pentland not agreed to waive participation in the special dividend, the special dividend would have been Cdn.$5.00 per share instead of Cdn.$5.44 per share. No additional merger premium will be paid to either company's shareholders.

Changes to the Original Joint Proxy Statement/Management Information Circular

        As a result of the increase in the special dividend, references to a special dividend in the amount of Cdn.$3.26 per share (a total of approximately Cdn.$381 million (U.S.$316 million)) in the original joint proxy statement/management information circular are revised to refer to a special dividend in the amount of Cdn.$5.44 per share (a total of approximately Cdn.$640 million (U.S.$532 million)) on the following pages thereof: the joint stockholder letter, the cover page and pages 4, 6, 19, 21, 70, 78, 81, 173, 313 and D-7.

        Statements that had Pentland not agreed to waive participation in the special dividend the special dividend to be declared would have been Cdn.$3.00 per share instead of Cdn.$3.26 per share throughout the original joint proxy statement/management information circular are revised to state had Pentland not agreed to waive participation in the special dividend the special dividend to be declared would have been Cdn.$5.00 per share instead of Cdn.$5.44 per share, including on the following pages thereof: the joint stockholder letter and pages 6, 21, 78 and 81. In addition, the reference to "the amount of the special dividend actually received (Cdn.$3.26 per share) over the amount of the distribution each shareholder would have received absent Pentland's forbearance (Cdn.$3.00 per share)" on page 173 of the original joint proxy statement/management information circular is revised to state "the amount of the special dividend actually received (Cdn.$5.44 per share) over the amount of the distribution each shareholder would have received absent Pentland's agreement not to participate (Cdn.$5.00 per share)."

        Throughout the original joint proxy statement/management information circular, all references to January 31, 2005 as the date on which either Molson or Coors may, in certain circumstances, terminate the combination agreement are revised to refer instead to March 15, 2005, including on the following pages thereof: 33, 34, 120 and 121.

        The summary Molson Coors unaudited pro forma combined financial information and unaudited pro forma condensed combined financial statements have been revised to reflect the increase in the Molson special dividend and the increase in the purchase price of Molson based upon the average of the closing price of the Coors common stock for the five trading days beginning on January 11, 2005 and ending on January 18, 2005, and the related changes in debt, interest expense, income tax expense and the allocation of the increased purchase price to the fair value of acquired intangible assets. Such revised financial statements in their entirety are attached as Annex A to this supplement.

Background of the Increase in the Special Dividend

        By early January 2005, several Canadian institutional holders of Molson Class A non-voting shares, including TAL Global Asset Management, Burgundy Asset Management Ltd. and Jarislowsky Fraser Ltd., had publicly announced their opposition to the merger transaction on the terms described in the plan of arrangement and the original joint proxy statement/management information circular, expressing dissatisfaction with the amount of value being conveyed in the arrangement to Molson shareholders.

        During early January 2005, representatives of numerous institutional holders of Molson Class A non-voting shares telephoned Timothy V. Wolf, Coors' chief financial officer, to discuss their reactions to the terms of the merger transaction and suggested that approval of the merger by Molson's major institutional investors might require an increase in the amount of the special dividend.

2

        On January 7, 2005, W. Leo Kiely III, the president and chief executive officer of Coors, and Daniel J. O'Neill, the president and chief executive officer of Molson, met in Golden, Colorado to discuss strategic issues associated with the merger, including the recent public announcements of opposition by certain institutional Molson shareholders.

        On January 10, 2005, Mr. O'Neill telephoned Mr. Kiely and reported that the Molson board of directors continued to support the plan of arrangement on the terms described in the original joint proxy statement/management information circular but that the Molson board was concerned that the recent public statements of opposition by certain Molson institutional shareholders could have an adverse effect on efforts to gain shareholder approval of the merger transaction. Also on January 10, 2005, Mr. H. Sanford Riley, a member of the Molson board of directors, spoke with Mr. Kiely by telephone and conveyed those same two points.

        On January 12, 2005, Eric H. Molson, the chairman of Molson who indirectly controls Pentland, reconfirmed to Mr. O'Neill that Pentland agreed to waive its participation in the proposed increased special dividend. Had Pentland not agreed to waive its participation in the special dividend, the special dividend to be declared would have been Cdn.$5.00 per share instead of Cdn.$5.44 per share.

        On January 13, 2005, the board of directors of Coors convened telephonically to discuss market reaction to the proposed plan of arrangement and the possibility of increasing the special dividend to be paid to Molson shareholders in connection with the merger transaction. At that meeting, the Coors board approved a second amendment to the combination agreement to increase the size of the special dividend from Cdn.$3.26 per share (a total of approximately Cdn.$381 million (U.S.$316 million)) to Cdn.$5.44 per share (a total of approximately Cdn.$640 million (U.S.$532 million)) and to extend from January 31, 2005 to March 15, 2005 the date by which the merger transaction must be completed under the combination agreement without either Molson or Coors having a right to terminate the agreement. The second amendment to the combination agreement is attached as Annex B to this supplement.

        On January 13, 2005, Molson's board of directors convened telephonically to consider the second amendment to the combination agreement. After discussion, the Molson board of directors voted unanimously to authorize the execution of the second amendment to the combination agreement. On the same date, the parties executed the second amendment to the combination agreement.

Coors Financial Advisor

        In anticipation of the January 13, 2005 meeting of the Coors board of directors, Coors requested that Deutsche Bank update its fairness opinion to reflect the increase in the special dividend to be paid to holders of Molson Class A non-voting shares and Molson Class B common shares, except Pentland, in connection with the plan of arrangement. On January 13, 2005, Deutsche Bank delivered its oral opinion to the Coors board of directors, subsequently confirmed in writing as of the same date, to the effect that, as of that date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio was fair, from a financial point of view, to holders of the Coors Class A common stock and holders of the Coors Class B common stock. We refer to this opinion, which supersedes the final opinion attached as Annex Q to the original joint proxy statement/management information circular, as the revised final written opinion. The full text of Deutsche Bank's revised final written opinion is attached as Annex C to this supplement. We encourage you to read the revised final written opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Deutsche Bank's opinion was provided to the Coors board of directors in connection with the evaluation by the board of directors of the 0.360 exchange ratio, after giving effect to the special dividend to be paid to Molson shareholders. Deutsche Bank's final opinion does not address any aspect of the merger transaction other than the 0.360 exchange ratio (after giving effect to the special dividend to Molson shareholders) and does not constitute a recommendation as to how a Coors stockholder should vote or act on any matter.

3

Proxies

        Molson Shareholders and optionholders and Coors stockholders who have already voted their shares and do not wish to change their vote do not need to take any action, and votes already cast and not changed or withdrawn will be cast at the applicable meeting. If a holder's shares are held by a broker, the holder must follow the directions received from the broker in order to change his or her vote.

        Any registered Coors stockholder wishing to change his or her vote on any of the proposals should, before the Coors special meeting, deliver a signed notice of revocation of proxy to the Secretary of Coors, or complete and submit a later-dated proxy card, or, in the alternative, attend the Coors special meeting and vote in person.

        Molson shareholders have until 5:00 p.m. (Montréal Time) on January 26, 2005 to vote by proxy. Molson optionholders have until 5:00 p.m. (Montréal Time) on January 25, 2005 to vote by proxy. Any registered Molson shareholder or optionholder wishing to change his or her vote should execute a valid form of revocation of proxy and deliver it to the Secretary of Molson or, in the case of a Molson shareholder, the offices of CIBC Mellon Trust Company, at any time up to and including the last business day preceding the day of the Molson special meeting or optionholders meeting, as applicable, or to the chairman of the applicable meeting at any time before the meeting, or complete and submit a later- dated proxy form no later than 5:00 p.m. (Montréal Time) on the last business day before the applicable meeting, or, in the alternative, attend the applicable meeting and vote in person. Registered Molson shareholders and optionholders may also revoke a proxy via the Internet website or the toll-free number indicated on their proxy forms.

        Attendance at any applicable meeting alone will not revoke a shareholder's or optionholder's proxy; rather, a shareholder or optionholder must also vote at the applicable meeting in order to revoke a previously submitted proxy.

        The Québec Superior Court has postponed the date for the hearing of Molson's application for the final order to February 2, 2005 at 9:30 a.m., Eastern Time, and has extended the period for filing appearances, written representations and written contestations to January 27, 2005.

By Order of the Board of Directors of Molson Inc.	By Order of the Board of Directors of Adolph Coors Company

Eric H. Molson Chairman of the Board January 19, 2005	Peter H. Coors Chairman January 19, 2005

        Please see the section entitled "Risk Factors" beginning on page 47 of the original joint proxy statement/management information circular for considerations relevant to approval of the resolutions and proposals to be considered at the Molson and Coors special meetings and an investment in the securities referred to in the original joint proxy statement/management information circular and this supplement.

        The securities to be issued in connection with the merger transaction described in the original joint proxy statement/management information circular and this supplement have not been approved or disapproved by the U.S. Securities and Exchange Commission or any securities regulatory authority of any state of the United States or province or territory of Canada, nor has the U.S. Securities and Exchange Commission or any securities regulatory authority of any state of the United States or province or territory of Canada passed on the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

4

ANNEX A

SUMMARY MOLSON COORS UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Comparative Per Share Data

        The following table sets forth certain historical per share data for Molson and Coors and pro forma combined per share data after giving effect to the merger transaction at an exchange ratio of 0.360 shares of Molson Coors common stock or Molson Coors Exchangeco exchangeable shares for each Molson share. This data should be read in conjunction with the Molson audited financial statements, the Molson interim unaudited financial statements, the Coors audited financial statements and the Coors interim unaudited financial statements that are attached to the original joint proxy statement/management information circular as Annexes R and S, respectively, and the Molson Coors unaudited pro forma condensed combined financial statements included beginning on page A-4. The unaudited pro forma condensed combined financial statements reflect adjustments to conform Molson's data to U.S. GAAP, presented in U.S.$ and to give effect to the merger transaction as if it had occurred on December 30, 2002 with respect to the income statement, and as of September 26, 2004 with respect to the balance sheet. The unaudited pro forma condensed combined financial data are not necessarily indicative of the operating results or financial position that would have occurred had the merger transaction been completed at the beginning of the earliest period presented and should not be construed as indicative of future operations. For more information see "Information Concerning Molson" beginning on page 181 and "Information Concerning Coors" beginning on page 239 of the original joint proxy statement/management information circular.

				Six months ended
	Years ended March 31,
Historical—Molson Canadian GAAP (Cdn.$)				September 30, 2004	September 30, 2003
	2004	2003	2002
Basic income per share	1.86	2.42	1.48	(0.39)	1.19
Diluted income per share	1.84	2.38	1.45	(0.39)	1.17
Book value per share at end of period(2)	9.57	8.12	9.19	8.80	9.29
Dividends per share	0.56	0.42	0.38	0.30	0.28
				Thirty-nine weeks ended
	Years ended
Historical—Coors U.S. GAAP (U.S.$)				September 26, 2004	September 28, 2003
	2003	2002(1)	2001
Basic income per share	4.81	4.47	3.33	3.81	3.81
Diluted income per share	4.77	4.42	3.31	3.74	3.79
Book value per share at end of period(2)	34.80	27.02	26.46	40.42	31.57
Dividends per share	0.82	0.82	0.80	0.615	0.615
	Pro Forma Combined				Molson Equivalent(4)
Pro forma per share data U.S. GAAP (U.S.$)	Year ended 2003		Thirty-nine weeks ended September 26, 2004		Year ended 2003	Thirty-nine weeks ended September 26, 2004
Basic income per share	3.45		1.04		1.24	0.37
Diluted income per share	3.40		1.01		1.22	0.36
Book value per share at end of period(3)	—		59.65		—	21.47
Dividends per share	1.27	(5)	0.95	(5)	0.46	0.34

(1)
Results prior to February 2, 2002 exclude Coors Brewers Limited, the business acquired from InBev on that date.

(2)
The historical book value per share is computed by dividing total stockholders' equity as of the end of each period for which the computation is made by the number of common shares outstanding at the end of each period.

(3)
The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares outstanding at the end of the period totalling 83.5 million common shares.

(4)
The Molson pro forma equivalent share amounts are computed by multiplying the Molson Coors pro forma combined per share amounts by the 0.360 exchange ratio.

(5)
The pro forma dividends per share amounts are based upon the agreement of Molson and Coors for Molson Coors to adopt Molson's dividend policy in effect on July 21, 2004, subject to applicable law and adjustment for (i) the exchange rate of U.S.$0.7616 per Canadian dollar on that date and (ii) the exchange ratio of 0.360.

Summary Molson Coors Unaudited Pro Forma Combined Financial Information

        The following summary unaudited pro forma combined financial information is presented to give effect to the merger transaction between Molson and Coors and represents the combined company's pro forma unaudited condensed combined balance sheet as of September 26, 2004 and unaudited condensed combined income statements for the year ended December 28, 2003 and the thirty-nine weeks ended September 26, 2004.

        The following summary unaudited pro forma combined financial information is derived from the unaudited pro forma combined financial statements beginning at page A-4 and gives effect to the merger transaction between Molson and Coors as if it occurred on December 30, 2002 with respect to the income statement, and as of September 26, 2004 with respect to the balance sheet. The summary unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and does not purport to be indicative of future financial position or operating results.

	For the Thirty-nine Weeks Ended September 26, 2004	For the Year Ended December 28, 2003
	(In U.S.$ millions, except per share data)
Income Statement Data
Net sales revenue	4,557.5	5,754.4
Net income available to common shareholders	86.4	283.6
Net income per share—basic	1.04	3.45
Net income per share—diluted	1.01	3.40
Balance Sheet Data
Cash and cash equivalents and short-term and long-term marketable securities	133.1
Total assets	11,770.1
Long-term debt	2,111.0
Shareholders' equity	4,981.1

        Although the combination of Molson and Coors is a merger of equals, generally accepted accounting principles require that one of the two companies in the transaction be designated as the "acquiror" for accounting purposes. In connection with the merger transaction, Coors will be deemed to acquire the Molson net assets at fair value for accounting purposes. Some of these assets have finite lives and require amortization/depreciation expense to be charged to earnings over their useful lives. This has the effect of increasing amortization and depreciation by approximately U.S.$76.9 million per year, pre-tax. However, this non-cash expense has no impact on cash generated from the business of the combined entity.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        Molson and Coors have entered into a business combination agreement, dated July 21, 2004, as amended and as may be further amended, including a plan of arrangement under Section 192 of the Canada Business Corporations Act, under which the businesses of the two companies will be combined. The merger transaction will form the world's fifth largest brewing company by volume.

        The following unaudited pro forma condensed combined financial statements and notes are presented to give effect to the merger transaction between Molson and Coors and represent the combined company's unaudited pro forma condensed combined balance sheet as of September 26, 2004 and unaudited pro forma condensed combined income statements for the year ended December 28, 2003 and the thirty-nine weeks ended September 26, 2004.

        The following unaudited pro forma condensed combined balance sheet gives effect to the merger transaction between Molson and Coors as if it occurred on September 26, 2004. The accompanying unaudited pro forma condensed combined income statements give effect to the merger transaction between Molson and Coors as if it occurred on December 30, 2002, the first day of Coors' fiscal year ended December 28, 2003. The unaudited pro forma condensed combined financial statements include adjustments directly attributable to the merger transaction. The pro forma adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and assumptions that are factually supportable, including the completion of the merger transaction. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results.

        Molson's historical consolidated financial statements are presented in Canadian dollars and were prepared in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. Coors' consolidated financial statements were prepared in accordance with U.S. GAAP and are presented in U.S. dollars. As described in Notes 3 and 4 to these unaudited pro forma condensed combined financial statements, Molson's historical consolidated financial statements were reconciled to U.S. GAAP and were translated from Cdn.$ to U.S.$. As presented in Notes 3 and 4 to the unaudited pro forma condensed combined financial statements, pro forma adjustments have been made to the financial statements of Molson to conform with Coors' presentation under U.S. GAAP.

        The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting, with Coors treated as the "acquiror" for accounting purposes. Although the current Molson shareholders will receive more shares in the combined company than Coors shareholders, a voting trust will provide equal contractual voting control of Molson Coors by the Coors and Molson families. Coors was determined to be the "acquiror" for accounting purposes since it is the entity issuing shares in the combination, is effectively paying a premium through the special dividend, and based on an evaluation of other qualitative factors, including senior management positions and the relative sizes of the companies.

        Under purchase accounting, the purchase price, including directly related transaction costs, is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the merger transaction. An allocation of the purchase price has been made based upon preliminary estimates of fair value by management, including approximately U.S.$5.7 million related to integration actions that include potential reorganization and restructuring actions. Additional costs related to potential reorganization and restructuring have not been reflected in this initial purchase price allocation since final decisions have not been made. Obligations for pension and other post-retirement benefits have been determined based upon preliminary actuarial assessments. As discussed in Note 3 to the accompanying Molson historical financial statements for the six months ended September 30, 2004 included in Annex R of the original joint proxy statement/management information circular, Molson announced an estimated Cdn.$50 million rationalization provision related to the closure of the Queimados brewery in Brazil and changes to its Brazilian sales center network.

        Molson also revised its long-term forecast of cash flows for its Brazilian business and recorded an impairment charge of Cdn.$210 million for its quarter ended September 30, 2004. Molson's revised cash flow forecasts are based on its best estimates, which include sales volume, pricing, and other expenses. These estimates are subject to significant measurement uncertainty, including the impact of extremely competitive trade practices, the complex tax regime and management's evolving views of product positioning and alternative sales initiatives.

        The purchase price accounting included in these pro forma financial statements reflects a preliminary enterprise value of U.S.$369 million for the Brazilian business.

        Management will reevaluate the Brazilian cash flow forecast subsequent to the date the merger is completed, which if changes are made to the foregoing cash flow estimates could have a material impact on the amounts estimated in these pro forma financial statements.

        The final purchase price allocation, which will be determined subsequent to the closing of the merger, and its effect on results of operations may differ significantly from the pro forma amounts included in this section, although these amounts represent management's best estimates as of the date of this document.

        The unaudited pro forma financial information is based on historical financial statements. Molson's fiscal year ends on March 31, while Coors' fiscal year ends on the last Sunday of each December. As described in Note 1 to the unaudited pro forma condensed combined financial statements, the period covered by Molson's historical financial information has been adjusted to more closely correspond to Coors' fiscal year-end in the accompanying pro forma condensed combined financial statements. Molson's historical financial statements included in the original joint proxy statement/management information circular represent Molson's historical fiscal year ends. The unaudited pro forma condensed combined financial statements do not purport to represent the combined company's financial position or results of operations or financial condition had the merger transaction between Molson and Coors actually occurred as of these dates or the results that the combined company would have achieved after the merger transaction. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements (and notes) of Molson and Coors in Annexes R & S, respectively, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Molson and Coors, respectively, beginning on pages 196 and 247 of the original joint proxy statement/management information circular.

        Unless otherwise stated, all amounts shown in this section are in U.S.$ and in accordance with U.S. GAAP.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Thirty-nine Weeks Ended September 26, 2004
(in U.S.$ millions, except share and per share data)

	Coors Thirty-nine weeks ended September 26, 2004 U.S. GAAP	Molson Nine months ended September 30, 2004 U.S. GAAP	Pro Forma Adjustments		Molson Coors Pro Forma
		(Note 3)	(Note 7)
Sales	$4,272.8	$1,938.9	(32.5 (3.4	)E )J	6,175.8
Excise taxes	(1,094.3)	(520.4)	(3.6	)E	(1,618.3)

Net sales	3,178.5	1,418.5	(39.5 4.7 (4.2	) D )G	4,557.5
Cost of goods sold	(2,003.2)	(753.9)	21.5	E	(2,735.1)

Gross profit	1,175.3	664.6	(17.5)		1,822.4
Marketing, general and administrative
expenses	(917.8)	(378.7)	2.5 1.4 (47.3 (18.4	D K )G )E	(1,358.3)
Special charges	—	(172.7)	—		(172.7)

Operating income	257.5	113.2	(79.3)		291.4
Interest expense, net	(40.8)	(51.1)	3.0 (15.6	H )M	(104.5)
Other income (expense), net	5.9	1.8	2.2	E	9.9

Income before income taxes	222.6	63.9	(89.7)		196.8
Income tax expense	(69.7)	(84.5)	7.5	F	(146.7)

Income before minority interests	152.9	(20.6)	(82.2)		50.1
Minority interests	(11.9)	17.4	30.8	E	36.3

Net income available to common shareholders	$141.0	$(3.2)	$(51.4)		$86.4

Income per share (Note 8)
Net income per share—basic	$3.81				$1.04

Net income per share—diluted	$3.74				$1.01

Weighted average number of shares
—Basic	37.1				83.1

—Diluted	37.8				85.4

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Year Ended December 28, 2003
(in U.S.$ millions, except share and per share data)

	Coors Year ended December 28, 2003 U.S. GAAP	Molson Year ended December 31, 2003 U.S. GAAP	Pro Forma Adjustments		Molson Coors Pro Forma
		(Note 3)	(Note 7)
Sales	$5,387.2	$2,437.0	$5.5	E
			(4.6	)J	$7,825.1
Excise taxes	(1,387.1)	(666.7)	(16.9	)E	(2,070.7)

Net sales	4,000.1	1,770.3	(16.0)		5,754.4
Cost of goods sold	(2,586.8)	(1,043.0)	2.1 (14.2 89.7	D )G E	(3,552.2)

Gross profit	1,413.3	727.3	61.6		2,202.2
Marketing, general and administrative expenses	(1,105.9)	(343.4)	1.1	D
			3.6 (62.7 (83.7	K )G )E	(1,591.0)
Special charges	—	(25.9)	—		(25.9)

Operating income	307.4	358.0	(80.1)		585.3
Interest expense, net	(62.0)	(67.0)	4.2 (20.7	H )M	(145.5)
Other income, net	8.4	(1.7)	5.4	E	12.1

Income before income taxes	253.8	289.3	(91.2)		451.9
Income tax expense	(79.1)	(113.0)	16.4	F	(175.7)

Income before minority interests	174.7	176.3	(74.8)		276.2
Minority interests	—	7.4	—		7.4

Net income available to common shareholders	$174.7	$183.7	$(74.8)		$283.6

Income per share (Note 8)
Net income per share—basic	$4.81				$3.45

Net income per share—diluted	$4.77				$3.40

Weighted average number of shares
—Basic	36.3				82.3

—Diluted	36.6				83.5

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
at September 26, 2004
(in millions)
(U.S. $)

	Coors at September 26, 2004 U.S. GAAP	Molson at September 30, 2004 U.S. GAAP	Pro Forma Adjustments		Molson Coors Pro Forma
		(Note 4)	(Note 7)
ASSETS
Current assets
Cash and cash equivalents	$92.5	$40.6	$—		$133.1
Receivables, net	692.4	136.1	—		828.5
Inventories	235.4	134.5	20.9	A	390.8
Other current assets	101.5	37.9	—		139.4

Total current assets	1,121.8	349.1	20.9		1,491.8
Properties, net	1,396.8	941.8	38.1	A	2,376.7
Goodwill	810.5	511.2	881.2	A, L	2,202.9
Other intangible assets, net	563.5	1,167.2	2,565.5	A	4,296.2
Investments in joint ventures	136.0	21.0	(9.0 12.2 (61.8)	)E A L	98.4
Other non-current assets	448.0	91.1	765.0	F	1,304.1

TOTAL ASSETS	$4,476.6	$3,081.4	$4,212.1		$11,770.1
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$258.9	$92.3	$—		$351.2
Other current liabilities	721.9	461.6	34.1	C	1,217.6
Short-term debt	143.7	322.8	—		466.5

Total current liabilities	1,124.5	876.7	34.1		2,035.3
Long-term debt	920.3	622.9	35.8 532.0	A M	2,111.0
Post retirement benefits	477.8	180.1	139.8	A	797.7
Other long-term liabilities	409.1	517.7	810.0 1.0	F I	1,737.8

Total liabilities	2,931.7	2,197.4	1,552.7		6,681.8
Minority interests	32.2	84.0	(9.0	)E	107.2
Shareholders' equity
Common stock, par	0.4	584.5	(584.0	)B	0.9
Other shareholders' equity	1,512.3	215.5	3,252.4	B	4,980.2

Total shareholders' equity	1,512.7	800.0	2,668.4		4,981.1

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,476.6	$3,081.4	$4,212.1		$11,770.1

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.    Basis of Presentation and New Accounting Pronouncement

        These unaudited pro forma condensed combined financial statements have been prepared based upon historical financial information of Molson and Coors giving effect to the merger transaction and other related adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by SEC rules and regulations. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the merger transaction actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements included in the original joint proxy statement/management information circular.

        The merger transaction will be accounted for using the purchase method of accounting, in accordance with U.S. GAAP, with Coors treated as the "acquiror" and Molson as the acquired company.

        Molson's most recent fiscal year ended on March 31, 2004 and Coors' most recent fiscal year ended on December 28, 2003. Because these fiscal year ends differ by more than 93 days, SEC rules require that the reporting periods be more closely aligned for the purposes of pro forma financial information. For these purposes, the consolidated results of Molson have been more closely aligned with Coors, as follows. The consolidated results of Molson for the nine months ended September 30, 2004 have been prepared by adding the consolidated results of Molson for the fourth quarter of the fiscal year ended March 31, 2004 to the consolidated results of Molson for the first and second quarters of the fiscal year ending March 31, 2005. Similarly, the consolidated results of Molson for the year ended December 31, 2003 have been prepared by adding the consolidated results of Molson for the fourth quarter of the fiscal year ended March 31, 2003 to the consolidated results of Molson for the year ended March 31, 2004 and subtracting the consolidated results of Molson for the fourth quarter of that year.

        The unaudited pro forma condensed combined balance sheet was prepared by combining the historical consolidated balance sheet as of September 30, 2004 and September 26, 2004 of Molson and Coors, respectively, assuming the merger transaction had occurred on September 26, 2004. The pro forma condensed combined income statement for the thirty-nine weeks ended September 26, 2004, and the year ended December 28, 2003, have been prepared by combining the Coors consolidated income statements for the thirty-nine weeks ended September 26, 2004, and the year ended December 28, 2003, with Molson's corresponding financial information for the nine months ended September 30, 2004, and year ended December 31, 2003, respectively, assuming the merger transaction had occurred on December 30, 2002, the first day of Coors' fiscal year ended December 28, 2003.

        The unaudited pro forma condensed combined income statements do not reflect significant operational and administrative cost savings ("synergies") that management of the combined company estimates may be achieved as a result of the merger transaction, or non-recurring one-time costs that may be incurred as a direct result of the merger transaction. The unaudited pro forma condensed combined balance sheet includes approximately $34.1 million of non-recurring, direct merger transaction costs that have been accrued. These costs include $28.4 million of direct costs that will be capitalized in conjunction with the merger transaction and a $5.7 million liability that will be assumed as a result of Molson's severance payments. As a result of change of control provisions in the employment contracts of certain Coors officers and employees (described in the original joint proxy statement/management information circular), the combined company may incur additional costs that will be expensed in periods subsequent to the merger transaction. These provisions include both voluntary and involuntary components, which are currently determined to approximate $17.1 million. Merger costs incurred to September 30, 2004, of approximately Cdn.$16 million, have been expensed by Molson.

        Coors' senior credit facility contains change of control provisions. The pro forma financial statements have been prepared under the assumption that the creditors will not exercise their rights to benefits under the change in control provisions.

New Accounting Pronouncement

        EITF No. 04-1 ("Accounting for Pre-existing Relationships between the Parties to a Business Combination") is effective for business combinations completed after 10/14/04, the date it was ratified by the FASB. The guidance requires that preexisting contractual relationships that are effectively settled through a business combination be accounted for as if they were settled separately from the combination.

        As it relates to the planned merger, the intangible assets related to preexisting relationships must be identified, valued, and evaluated for "fair value." Arrangements that are not deemed to be at fair value will generally cause income or expense to be recognized by Coors on the merger date.

        The business ventures involving Coors Light in Canada and Molson products in the United States are both conducted under preexisting contractual relationships between the companies. The value of the Coors Light business in Canada has been identified as an indefinite lived distribution asset with a preliminary value of $478 million. The Molson business in the United States has been identified as an indefinite life contract brewing intangible asset with a value of $103 million and a separate indefinite life distribution intangible asset with a value of $49 million. Molson and Coors share the operating results from these businesses, but Molson manufactures the beer for both of the ventures, and the parties conduct sales and administrative services for the ventures that take place in their respective countries.

        The Companies have not been able to conclude whether certain pre-existing relationships are at fair value due to their unique and complex nature. In addition, all of the information needed to complete the evaluation is not available due to confidentiality concerns. Accordingly, this analysis will be completed subsequent to the closing of the merger, and it could have a significant impact on the final purchase price allocation and result in a noncash impact on Molson Coors' income in the first period including the merger date.

2.    Pro Forma Transaction

        On July 21, 2004, Molson and Coors entered into a combination agreement, whereby all of Molson's shares will, through a series of exchanges, be exchanged for shares of Molson Coors common stock and/or exchangeable shares of Molson Coors Exchangeco, a subsidiary of Molson Coors. On November 4, 2004, Molson and Coors announced their intention to amend the combination agreement. On January 13, 2005, the combination agreement was further amended. As described in Note 7B, the exchange will occur according to exchange ratios as follows:

  •
  Exchange of 0.360 of a share of Molson Coors Class B common stock (or 0.360 of a Class B exchangeable share of Molson Coors Exchangeco (and ancillary rights), which share is substantially the economic equivalent of a share of Molson Coors Class B common stock) for every Molson Class A non-voting share (approximately 39,000,000 shares of Molson Coors Class B common stock exchanged for approximately 108,000,000 Molson Class A non-voting shares).

  •
  Exchange of 0.126 of a share of Molson Coors Class A common stock (or 0.126 of a Class A exchangeable share of Molson Coors Exchangeco (and ancillary rights), which share is substantially the economic equivalent of a share of Molson Coors Class A common stock) and 0.234 of a share of Molson Coors Class B common stock (or 0.234 of a Class B exchangeable share of Molson Coors Exchangeco (and ancillary rights)) for every Molson Class B common share (approximately 2,500,000 shares of Molson Coors Class A common stock and approximately 4,500,000 shares of Molson Coors Class B common stock exchanged for approximately 20,000,000 Molson Class B common shares).

  •
  Exchange of a Molson Coors replacement option for every outstanding Molson option. The number of shares issuable upon the exercise of the replacement options, and their applicable exercise prices, will be adjusted to take into account the 0.360 exchange ratio (Molson options to purchase approximately 5,700,000 Molson Class A non-voting shares will be exchanged for replacement options to purchase approximately 2,100,000 shares of Molson Coors Class B common stock).

        For accounting purposes, the purchase price of Molson is based upon the estimated fair value of Molson Coors common stock exchanged (plus the equivalent value of exchangeable shares) plus estimated costs directly related to the merger transaction to be incurred of approximately $28.4 million (comprised of Coors' financial advisory, legal and accounting fees and excluding all of Molson's merger-related expenses). The estimated fair value of Molson Coors common stock of $75.25 per share used in the calculation of the purchase price is based upon the average of the closing price for the Coors common stock on the New York Stock Exchange for the five trading days beginning on January 11, 2005 and ending on January 18, 2005. Molson Coors Exchangeco Class C preferred shares will be issued to a third party service provider upon closing of the merger transaction, and are reflected at redemption value, which approximates fair value. The estimated fair value of Molson Coors replacement options exchanged in the merger is calculated using the Black Scholes model, using the following assumptions:

Volatility	18.83%
Dividend Yield	1.28%
Risk-free Interest Rate	2.65%
Expected Term	0.5 years

        The following table summarizes the components of the total purchase price (in millions and as of September 26, 2004):

	Molson Coors Shares Issued in the Merger	Value
Shares of common stock(1)	46.0	$3,462.0
Shares of preferred stock	—	1.0
Stock options at a weighted average fair value per share of $3.05	2.1	6.4
Estimated direct acquisition costs to be incurred by Coors		28.4

Estimated total purchase price, excluding assumed debt		$3,497.8

(1)
Includes both Molson Coors common stock and exchangeable shares.

        The purchase consideration was allocated to assets and liabilities based on the preliminary estimate of fair value of Molson's tangible and identifiable intangible assets acquired and liabilities assumed. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed combined financial statements based on management's best estimates which are predominately derived using discounted cash flow methods. Management continues to review the existence, characteristics and useful lives of Molson's tangible and intangible assets, which could result in significantly different depreciation and amortization expense and could affect the allocation between goodwill and other tangible and intangible assets. Furthermore, obligations for pension and other post-retirement benefits have been determined based upon preliminary actuarial valuations. The excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill.

        The preliminary allocation of the purchase consideration, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date, will be finalized following the completion of the merger transaction. The final valuation may be significantly different from the preliminary allocation presented below:

(in U.S.$ millions)
Net assets acquired/liabilities assumed (exclusive of inventory, properties, intangible assets, goodwill, investments, pension and other post-retirement liabilities)	$(2,405.1)
Properties	979.9
Inventories	155.4
Brand assets and distribution agreements with finite lives	488.3
Brand assets and distribution agreements with indefinite lives	3,244.4
Pension and other post-retirement liabilities	(319.9)
Investments in non-consolidated entities	24.2
Goodwill	1,330.6

Estimated total purchase price	$3,497.8

3.    Income statement information relating to Molson

	Molson Inc. Nine Months Ended September 30, 2004(b) (In millions)
	Canadian GAAP	Presentation Adjustments	U.S. GAAP Adjustments	U.S. GAAP	U.S. GAAP
	(Cdn.$)	(Cdn.$)(c)	(Cdn.$) (Note 5)	(Cdn.$)	(U.S.$)(a)
Sales	2,561.5	—	13.5	2,575.0	1,938.9
Excise taxes	(687.3)	—	(3.8)	(691.1)	(520.4)

Net sales	1,874.2	—	9.7	1,883.9	1,418.5
Cost of goods sold	—	(1,084.2)	83.0	(1,001.2)	(753.9)

Gross profit	1,874.2	(1,084.2)	92.7	882.7	664.6
Marketing, general and administrative expenses	(1,488.4)	1,034.2	(48.7)	(502.9)	(378.7)
Special charges(d)	(229.4)	—	—	(229.4)	(172.7)
Depreciation and amortization	(50.0)	50.0	—	—	—

Operating income	106.4	—	44.0	150.4	113.2
Interest expense, net	(64.4)	—	(3.5)	(67.9)	(51.1)
Other income (expense)	—	—	2.4	2.4	1.8

Income before income taxes	42.0	—	42.9	84.9	63.9
Income tax expense	(113.1)	—	0.9	(112.2)	(84.5)

Income before minority interest	(71.1)	—	43.8	(27.3)	(20.6)
Minority interest	63.7	—	(40.6)	23.1	17.4

Net income	(7.4)	—	3.2	(4.2)	(3.2)

(a)
The results of Molson have been translated into U.S. dollars at the average daily closing exchange rate of Cdn.$1.33 to U.S.$1.00 for the nine months ended September 30, 2004.

(b)
The consolidated results of Molson for the nine months ended September 30, 2004 have been prepared by adding the consolidated results of Molson for the fourth quarter of the fiscal year ended March 31, 2004 to the consolidated results of Molson for the first and second quarters of the fiscal year ending March 31, 2005.

(c)
The adjustments reclassify Molson's financial information to conform to Coors' presentation.

(d)
Special charges include Cdn.$210.0 (U.S.$158.0) or Cdn.$168.0 (U.S.$126.3) after minority interest, relating to the impairment charge of the Brazilian operations, Cdn.$16.0 (U.S.$12.1) relating to merger costs and a Cdn.$3.4 (U.S. $2.6) charge for rationalization costs.

	Molson Inc. Year Ended December 31, 2003(b) (In millions)
	Canadian GAAP	Presentation Adjustments	U.S. GAAP Adjustments	U.S. GAAP	U.S. GAAP
	(Cdn.$)	(Cdn.$)(c)	(Cdn.$) (Note 5)	(Cdn.$)	(U.S.$)(a)
Sales	3,447.5	—	(37.4)	3,410.1	2,437.0
Excise taxes	(945.3)	—	12.4	(932.9)	(666.7)

Net sales	2,502.2	—	(25.0)	2,477.2	1,770.3
Cost of goods sold	—	(1,470.7)	11.2	(1,459.5)	(1,043.0)

Gross profit	2,502.2	(1,470.7)	(13.8)	1,017.7	727.3
Marketing, general and administrative expenses	(1,896.7)	1,408.4	7.8	(480.5)	(343.4)
Depreciation and amortization	(62.3)	62.3	—	—	—
Special charges(d)	(36.3)	—	—	(36.3)	(25.9)

Operating income	506.9	—	(6.0)	500.9	358.0
Interest expense, net	(95.8)	—	2.1	(93.7)	(67.0)
Other income (expense)	—	—	(2.4)	(2.4)	(1.7)

Income before income taxes	411.1	—	(6.3)	404.8	289.3
Income tax expense	(168.3)	—	10.2	(158.1)	(113.0)

Income before minority interest	242.8	—	3.9	246.7	176.3
Minority interest	11.6	—	(1.2)	10.4	7.4

Net income	254.4	—	2.7	257.1	183.7

(a)
The results of Molson have been translated into U.S. dollars at the average daily closing exchange rate of Cdn.$1.40 to U.S.$1.00 for the year ended December 31, 2003.

(b)
The consolidated results of Molson for the year ended December 31, 2003 have been prepared by adding the consolidated results of Molson for the fourth quarter of the fiscal year ended March 31, 2003 to the consolidated results of Molson for the year ended March 31, 2004 and subtracting the results for the fourth quarter of that year.

(c)
The adjustments reclassify Molson's financial information to conform to Coors' presentation.

(d)
Special charges relate to provisions for rationalization consisting primarily of brewery closure costs and asset writedowns.

4.    Balance sheet information relating to Molson

	Molson Inc. at September 30, 2004 (In millions)
	Canadian GAAP	Presentation Adjustments	U.S. GAAP Adjustments	U.S. GAAP	U.S. GAAP
	(Cdn.$)	(Cdn.$)(b)	(Cdn.$) (Note 5)	(Cdn.$)	(U.S.$)(a)
ASSETS
Current assets
Cash and cash equivalents	18.7	—	32.5	51.2	40.6
Receivables, net	144.7	—	27.0	171.7	136.1
Inventories	177.8	—	(8.2)	169.6	134.5
Other current assets	33.0	—	14.8	47.8	37.9

Total current assets	374.2	—	66.1	440.3	349.1
Properties, net	991.2	—	196.7	1,187.9	941.8
Goodwill	644.8	—	—	644.8	511.2
Other intangible assets, net	1,472.2	—	—	1,472.2	1,167.2
Investments in joint ventures	—	26.5	—	26.5	21.0
Other non-current assets	131.8	(26.5)	9.6	114.9	91.1

TOTAL ASSETS	3,614.2	—	272.4	3,886.6	3,081.4

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	444.1	(344.0)	16.4	116.5	92.3
Other current liabilities	234.4	344.0	3.9	582.3	461.6
Short-term debt	407.2	—	—	407.2	322.8

Total current liabilities	1,085.7	—	20.3	1,106.0	876.7
Long-term debt	585.7	—	200.0	785.7	622.9
Post retirement benefits	—	7.7	219.4	227.1	180.1
Other long-term liabilities	739.5	(7.7)	(78.8)	653.0	517.7

Total liabilities	2,410.9	—	360.9	2,771.8	2,197.4

Minority interest	78.9	—	27.0	105.9	84.0
Shareholders' equity
Capital stock	737.2	—	—	737.2	584.5
Other shareholders' equity	387.2	—	(115.5)	271.7	215.5

Total shareholders' equity	1,124.4	—	(115.5)	1,008.9	800.0

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	3,614.2	—	272.4	3,886.6	3,081.4

(a)
The balance sheet of Molson has been translated into U.S. dollars at the closing exchange rate of Cdn.$1.26 to U.S.$1.00 on September 30, 2004.

(b)
The adjustments reclassify Molson's financial information to conform with Coors' presentation.

5.    Molson—U.S. GAAP Adjustments by Caption Heading

        The U.S. GAAP adjustments made to the Molson income statements and balance sheet, which are described in Note 6, are summarized, by caption, as follows:

Income Statement	Note 6	Nine Months Ended September 30, 2004 Credit/(Debit)
		(In millions Cdn.$)
Sales
Molson USA	g	13.5

Excise taxes
Molson USA	g	(3.8)

Cost of goods sold
Depreciation of capitalized interest	c	(0.1)
Coors Canada	f	79.9
Molson USA	g	(2.8)
Brewers Retail Inc.	h	5.6
Post retirement benefits	i	0.4

		83.0

Marketing, general and administrative expenses
Stock options	a	4.6
Stock appreciation rights	b	(1.8)
Research tax credits	e	(2.4)
Coors Canada	f	(36.5)
Molson USA	g	(8.9)
Deferred costs	k	(3.8)
Post retirement benefits	i	0.1

		(48.7)

Interest expense, net
Capitalized interest	c	2.1
Brewers Retail Inc.	h	(5.6)

		(3.5)

Other income (expense)
Molson USA	g	(0.2)
Derivative instruments	j	2.6

		2.4

Income tax expense
Tax effect of U.S. GAAP adjustments	l	(1.5)
Research tax credits	e	2.4

		0.9

Minority interest
Coors Canada	f	(43.4)
Molson USA	g	2.2
Derivative instruments	j	(0.2)
Deferred costs	k	0.8

		(40.6)

		Year Ended December 31, 2003 Credit/(Debit)
		(In millions Cdn.$)
Sales
Molson USA	g	(37.4)

Excise taxes
Molson USA	g	12.4

Cost of goods sold
Depreciation of capitalized interest	c	(0.1)
Molson USA	g	11.5
Post retirement benefits	i	(0.2)

		11.2

Marketing, general and administrative expenses
Stock options	a	4.8
Stock appreciation rights	b	(4.9)
Research tax credits	e	(9.2)
Molson USA	g	17.2
Post retirement benefits	i	(0.1)

		7.8

Interest expense, net
Capitalized interest	c	2.1

Other income / (expense)
Molson USA	g	(3.7)
Derivative instruments	j	1.3

		(2.4)

Income tax expense
Research tax credits	e	9.2
Tax effect of U.S. GAAP adjustments	l	1.0

		10.2

	Note 6	Year Ended December 31, 2003 Credit/(Debit)
		(In millions Cdn.$)
Minority interest
Derivative instruments	j	(1.2)

Balance Sheet		at September 30, 2004 Increase/(Decrease)
		(In millions Cdn.$)
Cash
Brewers Retail Inc.	h	27.5
Molson USA	g	(0.4)
Coors Canada	f	5.4

		32.5

Receivables, net
Brewers Retail Inc.	h	26.4
Molson USA	g	0.6

		27.0

Inventories
Maintenance and other supplies reclass	d	(10.0)
Molson USA	g	1.8

		(8.2)

Other current assets
Maintenance and other supplies reclass	d	10.0
Coors Canada	f	1.6
Molson USA	g	0.2
Derivative instruments	j	3.0

		14.8

Properties, net
Capitalized interest	c	8.3
Brewers Retail Inc.	h	221.2
Coors Canada	f	0.3
Molson USA	g	0.2
Deferred costs	k	(3.8)
Deferred gain	m	(29.5)

		196.7

Other non-current assets
Brewers Retail Inc.	h	1.7
Derivative instruments	j	7.9

		9.6

Accounts payable
Coors Canada	f	(5.7)
Brewers Retail Inc.	h	18.0
Molson USA	g	4.1

		16.4

Other current liabilities
Derivative instruments	j	4.1
Tax effect of U.S. GAAP adjustments	1	(0.2)

		3.9

Long term debt
Brewers Retail Inc.	h	200.0

Post retirement benefits
Brewers Retail Inc.	h	41.7
Additional minimum pension liability and post retirement benefit expense	i	177.7

		219.4

Other long term liabilities
Derivative instruments	j	5.9
Tax effect of U.S. GAAP adjustments	l	(55.2)
Deferred gain	m	(29.5)

		(78.8)

Minority Interest
Coors Canada	f	13.0
Brewers Retail Inc.	h	17.1
Molson USA	g	(1.7)
Derivative instruments	j	(0.6)
Deferred costs	k	(0.8)

		27.0

Shareholders' equity
Capitalized interest	c	8.3
Tax effect of U.S. GAAP adjustments	l	55.4
Deferred costs	k	(3.0)
Additional minimum pension liability and post retirement benefit expense	i	(177.7)
Derivative instruments	j	1.5

		(115.5)

6.    Descriptions for Molson U.S. GAAP Adjustments

        For details of the adjustments and the balances affected, refer to Note 5.

  (a)
  Stock options

        Under Canadian GAAP, Molson accounts for stock options using the fair value method whereby it records as compensation expense the fair value of all stock options granted. Under U.S. GAAP, Molson follows Accounting Principles Board ("APB") Statement No. 25, which does not require the recognition of compensation expense when the option price at the date of grant is equal to the market price of Molson's shares. This adjustment reverses Molson's compensation expense related to stock options.

  (b)
  Stock appreciation rights

        U.S. GAAP requires that the change in fair value of stock appreciation rights attached to stock options outstanding be expensed over the vesting period. There were no stock appreciation rights attached to options granted subsequent to April 1, 2002. On June 30, 2002, Molson cancelled the stock appreciation rights attached to the stock options outstanding at this date, resulting in a new measurement date under U.S. GAAP, with the remaining value of the stock appreciation rights at that date to be expensed over the remaining vesting period of the underlying options. This adjustment records the additional compensation expense related to the stock appreciation rights.

  (c)
  Capitalized interest

        Molson does not capitalize interest as part of the historical cost of constructing fixed assets. This is a requirement under U.S. GAAP. The capitalized interest adjustment capitalizes interest on qualifying project costs and records the incremental depreciation expense related to the capitalized interest.

  (d)
  Maintenance and other supplies

        Molson records capitalized maintenance and other supplies as part of inventory. Under U.S. GAAP, maintenance and other supplies are stated separately from inventory as other assets. This adjustment reclassifies maintenance and other supplies from inventory to other current assets.

  (e)
  Research tax credits

        Molson records its research tax credits as an offset to the expenses which gave rise to the credit. Under U.S. GAAP, research tax credits must be recorded as an offset to tax expense. This adjustment reclassifies the research tax credits into the tax expense line item.

  (f)
  Coors Canada

        Coors Canada is a partnership owned 50.1% by Coors and 49.9% by Molson. Molson records its investment in Coors Canada using a proportional consolidation method. Under U.S. GAAP, Molson would have been required to adopt FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), beginning the three-month period ended June 30, 2004 and would have fully consolidated Coors Canada under this guidance as Molson would be considered the primary beneficiary. This adjustment consolidates Coors Canada's income statement for the six months ending September 30, 2004 and fully consolidates the balance sheet as of September 30, 2004. No U.S. GAAP adjustment to sales is required as Coors Canada receives an amount from Molson generally equal to net sales revenue generated from the sales of Coors brands by Molson, less production, distribution, sales and overhead costs related to these sales. Gross revenues generated from those sales are recorded by, and reflected in the historical income statements of Molson.

  (g)
  Molson USA

        Molson USA is a joint venture owned 50.1% by Molson and 49.9% by Coors. Molson records its investment in Molson USA using a proportional consolidation method. Under U.S. GAAP, Molson would have been required to adopt FIN 46 beginning the three-month period ended June 30, 2004 and would have fully consolidated Molson USA under this guidance as Molson would be considered the primary beneficiary. This adjustment reverses Molson's proportional consolidation in the income statement for the year ended December 31, 2003 and the three months ended March 31, 2004, and records the results using the equity method. For the six months ended September 30, 2004, this adjustment fully consolidates Molson USA's income statement and balance sheet as of September 30, 2004.

  (h)
  Brewers Retail Inc.

        Molson records its investment in Brewers Retail Inc. (Brewers Retail) as an equity investment. Under U.S. GAAP, Molson would have been required to adopt FIN 46 beginning the 13 week period ended June 30, 2004, and would have fully consolidated Brewers Retail under this guidance, as Molson would be considered the primary beneficiary. As of and for the six months ended September 30, 2004, this adjustment fully consolidates Brewers Retail's income statement and balance sheet as of September 30, 2004.

  (i)
  Post retirement benefits

        While U.S. GAAP and Canadian GAAP for post retirement benefits are essentially the same, the implementation dates of this guidance differed. As a result, differences arise related to the amortization of past service costs and net actuarial gains and losses. In addition, there is no requirement to record a minimum pension liability and no concept of other comprehensive income under Canadian GAAP. These adjustments record Molson's post retirement obligations in accordance with U.S. GAAP.

  (j)
  Derivative instruments and hedging activities

        Under U.S. GAAP, Molson must follow Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 149. Under this guidance, all derivative instruments, whether designated in hedging relationships or not, must be recorded on the balance sheet at fair value. Unrealized gains and losses on derivative instruments qualifying for hedge accounting are included in Other Comprehensive Income. The change in fair value of derivative contracts not qualifying for hedge accounting is reported in net income. This adjustment records the fair value of the derivatives on the balance sheet and recognizes the related gains and losses as a charge to earnings.

  (k)
  Deferred costs

        Under Canadian GAAP, certain expenses can be deferred and amortized if they meet certain criteria. Under U.S. GAAP, these costs are expensed as incurred.

  (l)
  Tax effect of U.S. GAAP adjustments

        The tax effect of all taxable U.S. GAAP adjustments was calculated using the Canadian tax rate of 33%. U.S. GAAP adjustments related to Brazil were tax effected at a 0% rate due to significant tax loss carryforwards. U.S. GAAP adjustments to Molson's historical income statement that are permanent in nature (e.g., reversing stock option expense) are not tax effected.

  (m)
  Deferred gain

        Molson has a deferred gain that arose from the non-cash consideration it received on the exchange of brewing assets at the time of the formation of the Molson Canada partnership. U.S. GAAP requires the deferred gain to be presented as a reduction to the value of related property, plant and equipment. This adjustment reclassifies deferred gain from other liabilities to fixed assets.

7.    Pro Forma Adjustments

        The unaudited pro forma condensed combined financial statements give effect to the merger transaction described in Note 2, as if it had occurred on September 26, 2004, for purposes of the unaudited pro forma condensed combined balance sheet and December 30, 2002, the first day of Coors' fiscal year ended December 28, 2003, for purposes of the unaudited pro forma condensed combined income statements. The unaudited pro forma condensed combined income statements do not include any non-recurring charges that will arise as a result of the transaction described in Note 2. Adjustments to the unaudited pro forma condensed combined financial statements are as follows (in U.S.$ millions):

          A     To reflect preliminary purchase accounting, as discussed in Note 2. Specifically, the following adjustments have been made to reflect the preliminary purchase accounting to record:

Inventory at fair value less costs to sell	$20.9
Properties at fair value	38.1
Intangible assets at fair value related to the acquisition	2,565.5
Pension and other retirement liabilities at fair value	139.8
Investments in joint ventures at fair value	12.2
Debt at fair value	35.8
Recognize goodwill related to the acquisition, net of historical goodwill reversed	819.4

        The non-cash inventory purchase accounting adjustment of $20.9 million will impact cost of goods sold during the approximate one-month period after the closing of the acquisition, during which time the inventory on hand on the date of the merger is sold.

          B     To reflect the new equity structure of the combined company, including the following:

	Common Stock, par	Paid-in- Capital	Restricted Stock	Other Comprehensive Income	Retained Earnings	Total Shareholders' Equity
	(in millions and U.S.$)
Coors balances at September 26, 2004	$0.4	$91.1	$(0.3)	$71.5	$1,350.0	$1,512.7
Molson balances at September 30, 2004	584.5	9.8	—	(368.7)	574.4	800.0
Special dividend(4)	—	—	—	—	(532.0)	(532.0)
Eliminate Molson historical equity balances	(584.5)	(9.8)	—	368.7	(42.4)	(268.0)
Molson Class A and B shares exchanged(1)(2)	0.5	3,461.5	—	—	—	3,462.0
Coors Restricted Stock Vests(3)	—	—	0.3	—	(0.3)	—
Issue Molson Coors stock options	—	6.4	—	—	—	6.4

Molson Coors balances at September 26, 2004	$0.9	$3,559.0	$—	$71.5	$1,349.7	$4,981.1

    (1)
    Exchange of 0.360 of a share of Molson Coors Class B common stock (or 0.360 of a Class B exchangeable share of Molson Coors Exchangeco (and ancillary rights)) for every Molson Class A non-voting share.

    (2)
    Exchange of 0.126 of a share of Molson Coors Class A common stock (or 0.126 of a Class A exchangeable share of Molson Coors Exchangeco (and ancillary rights)) and 0.234 of a share of Molson Coors Class B common stock (or 0.234 of a Class B exchangeable share of Molson Coors Exchangeco (and ancillary rights)) for every Molson Class B common share.

    (3)
    Coors restricted stock will vest upon the merger, in accordance with the plan's change-of-control provisions.

    (4)
    Payment of special dividend in conjunction with merger transaction (see Note 7M).

    In addition an exchange of Molson Coors options to purchase 0.360 of a share of Molson Coors Class B common stock for every Molson option outstanding will occur at the date of the merger transaction, and each Molson option will become fully vested upon the change-of-control. Upon completion of the merger, approximately 92,800,000 fully diluted shares of Molson Coors common stock and approximately 1,000 preferred shares of Molson Coors Exchangeco would have been outstanding as of September 26, 2004, including the shares of Molson Coors common stock issuable on exchange of exchangeable shares.

          C     Coors will incur approximately $28.4 million of direct merger transaction costs and assume liabilities of approximately $5.7 million related to Molson employee change-of-control payments, which are recognized as liabilities. Certain Coors executives have change-of-control agreements for which liabilities may be incurred as a result of the merger with Molson and in the event executives exercise their options under the change-of-control agreements. No executives have, as yet, expressed interest in exercising their options and, therefore, no liability has been accrued.

          D     To adjust for retirement plan amortization expense that will be eliminated as a result of purchase accounting, which requires recording the excess of the projected benefit obligation over the fair value of the plan assets as a liability, thus eliminating amortization of previously unamortized balances. Expense reduction has been allocated 65% to cost of goods sold and 35% to marketing, general and administrative expenses.

          E     As described in Notes 6 "f" and "g," Coors owns two joint ventures with Molson – Coors Canada and Molson USA – that have been accounted for using the equity method of accounting by Coors. Coors was required to adopt FIN 46 beginning the thirty-nine week period ended September 26, 2004 and determined that consolidation of its investments in Coors Canada and Molson USA was not required. Adjustment E reflects the consolidation of the Molson USA and Coors Canada joint ventures for all periods, as these would be wholly-owned subsidiaries of Molson Coors as a result of the merger transaction.

          F      The pro forma income tax adjustments to the unaudited pro forma condensed combined income statements are comprised of the following amounts:

	(Expense) Benefit U.S. $ Millions
	Thirty-nine weeks ended September 26, 2004	Year ended December 28, 2003
Proforma adjustment at 39% tax rate	$35.0	$35.5
Items not tax effected	(11.1)	0.5
U.S. Tax on Molson's earnings	(16.4)	(19.6)

Pro forma tax adjustment	$7.5	$16.4

           Items not tax effected include losses in the Brazilian operations as there is not sufficient certainty as to their future use, the income from consolidating the Coors Canada and Molson USA ventures under FIN 46 which is offset in the minority interests line item of the income statement, and those related to stock appreciation rights where Canadian tax law does not provide a tax deduction. A six percent incremental U.S. tax expense has been provided on Molson's Canadian-based earnings to reflect Coors' historical accounting policy of not permanently reinvesting earnings.

           Pro forma adjustments to the unaudited pro forma condensed combined income statements are tax effected at the combined U.S. federal and state statutory rate of 39%, and include an adjustment to reflect the tax expense related to Molson earnings at the U.S. statutory rate totaling $16.4 million and $19.6 million for the thirty-nine weeks ended September 26, 2004 and the year ended December 28, 2003, respectively. The application of the U.S. federal and state statutory rate to the Molson earnings reflects the expectation that Molson Coors will not elect to permanently reinvest earnings. Coors expects to elect for U.S. tax purposes to step up the U.S. tax basis in the Molson assets. The effect of this election to provide U.S. deferred tax on Molson earnings is reflected in the pro forma adjustments to the unaudited pro forma condensed combined balance sheet. The pro forma adjustment on the unaudited pro forma condensed combined balance sheet reflects the establishment of a deferred tax liability and, as a result of the step up election, a deferred tax asset for the tax effect of the difference between the Canadian tax basis and the estimated fair market value of the acquired net assets. In connection with this adjustment, we have recorded a $45.0 million valuation allowance to reduce the amount of the deferred tax asset to the amount that is more likely than not to be realized.

          Currently, Molson and Coors are partners in a separate partnership that manufacturers, markets and sells Coors beer in Canada. In connection with the closing of the Plan of Arrangement and the implementation of plans to achieve synergies, Molson and Coors anticipate undertaking a reorganization to combine their respective businesses in Canada into a single partnership. Through a number of steps, a new partnership will be formed that will carry on the business currently being carried on by the Molson Canada partnership and the Coors Canada partnership. It is anticipated that all the assets and liabilities of the two existing partnerships on the date of the reorganization will be combined into the new partnership. It is also anticipated that steps necessary to integrate the Molson Coors partnership to import and distribute beer into the U.S. into Coors U.S. operations would also be taken. In connection with these activities, a deferred tax liability of approximately Cdn.$195.0 (U.S.$154.8) would have been due and payable at September 26, 2004 and is classified as a current liability in the pro forma balance sheet.

          G     The amortization of Molson's identifiable intangible assets (brand assets and distribution agreements) having finite lives is reflected as a pro forma adjustment to the unaudited pro forma condensed combined income statements. The combined company expects to amortize the estimated fair value of the identified intangibles with finite lives of approximately $474.8 million on a straight-line basis over an estimated, average useful life of 7.5 years for brand assets and Canadian distribution arrangements and over 17 years for the Brazilian distribution arrangement. In addition, Molson Coors expects to amortize the estimated $979.9 million fair value of Molson's tangible assets on a straight-line basis over an estimated, average useful life of 25 years for real property and 11 years for machinery and equipment. Upon finalization of all asset valuations, specific useful lives will be assigned to the acquired assets, and depreciation and amortization will be adjusted accordingly. The net effect of this increased amortization and depreciation of $51.5 million and $76.9 million for the thirty-nine weeks ended September 26, 2004 and the year ended December 28, 2003, respectively, is reflected in the unaudited pro forma condensed combined income statements as follows (in millions):

	Thirty-nine weeks ended September 26, 2004	Year ended December 28, 2003
Cost of goods sold—depreciation	$4.2	$14.2
Marketing, general and administrative expenses
Depreciation	0.7	2.5
Amortization	46.6	60.2

Total additional amortization and depreciation of finite lived intangible assets and properties	$51.5	$76.9

    The following represents Molson's preliminary identifiable intangible assets at their estimated fair values at September 26, 2004 (in millions):

Intangible Assets—Finite Lived
Brand Assets	$145.3
Distribution Arrangements	343.0

488.3

Intangible Assets—Indefinite Lived
Brand Assets	2,740.5
Distribution Arrangements	503.9

3,244.4
Total Intangible Assets	$3,732.7

        For every $10 million of goodwill or indefinite lived intangibles that could be reclassified to amortizable assets, as a result of the final valuations and completion of the purchase price allocations, the annual effect on amortization would be approximately $1.3 million based on a weighted average amortization period of 7.8 years.

          H     Represents amortization of debt premium of $35.8 million resulting from recording assumed Molson debt at its estimated fair value based on public market quotes on September 26, 2004.

          I      Issuance of 1,000 Molson Coors Exchangeco Class C preferred shares with a redemption value of U.S.$1,000 per share for investment banking services provided to Coors and rendered in connection with the merger transaction. These preferred shares are classified as a long-term liability due to mandatory redemption features.

          J      Molson amortizes a deferred gain to revenues related to a previous merger's purchase accounting. This adjustment reverses the amortization benefit recognized in Molson's historical financial statements for pro forma purposes, as it is assumed that the amortization would no longer be recognized after the merger with Coors.

          K     Molson's U.S. GAAP income statement includes expense related to the amortization of stock appreciation rights. (See Note 6b) This adjustment reverses the amortization for pro forma purposes, as all remaining amortization would be accelerated upon a merger and will not have an impact on the combined company.

          L     Pro forma adjustments to goodwill include the following:

(in millions)
Reversal of Molson's historical goodwill	$(511.2)
Reclassification of Coors' historical goodwill related to its Molson USA investment	61.8
Residual goodwill recognized in purchase accounting	1,330.6

$881.2

      Coors accounts for its investment in Molson USA as an equity investment following APB 18. In accordance with APB 18, Coors includes residual goodwill related to Molson USA in its investment balance. After the completion of the merger transaction, Molson USA will be a wholly-owned subsidiary and accounted for on a consolidated basis and, as such, its historical goodwill will be reclassified from investment in joint ventures to goodwill.

          M    On November 4, 2004, Molson and Coors agreed to include a special dividend to Molson shareholders as part of the merger transaction. Molson Class A non-voting and Class B common shareholders, excluding Pentland Securities (1981), Inc., a company owned by Eric Molson and Stephen Molson, will receive a special dividend of Cdn.$3.26 per share, or a total of approximately Cdn.$381 million (U.S.$316 million). On January 13, 2005, Molson and Coors agreed to include an additional special dividend to the same Molson shareholders of Cdn.$2.18 per share. The combined special dividend of Cdn.$5.44 per share totals approximately Cdn.$640.0 million. For purposes of the unaudited pro forma condensed combined balance sheet we have reflected the special dividend as U.S.$532 million based upon the exchange rate on January 13, 2005. Had we used the exchange rate in effect at the balance sheet date of September 26, 2004, the dividend would have been U.S.$508 million. For purposes of preparing the pro forma financial statements we have assumed that the estimated dividend of U.S.$532.0 million will be funded through debt which has been reflected in the unaudited pro forma condensed combined balance sheet as long-term debt. The unaudited pro forma condensed combined income statements have been adjusted to reflect an estimated 3.90% fixed annual interest rate on this debt. The interest rate is management's best estimate of currently available rates and is based upon 3-year Treasuries, plus 50 basis points. If the interest rate were 0.125% higher, or 4.025%, annual interest expense for the year ended December 28, 2003 would be $21.4 million, instead of $20.7 million. If the interest rate were 0.125% lower, or 3.775%, annual interest expense for the year ended December 28, 2003 would be $20.0 million, instead of $20.7 million.

8.    Unaudited Pro Forma Income Per Share

        The following table sets forth the computation of unaudited pro forma basic and diluted income per share (in millions, except per share information):

	Thirty-nine Weeks Ended September 26, 2004		Year Ended December 28, 2003
	Shares	Income per Share	Shares	Income per Share
Historical Coors basic weighted average shares	37.1		36.3
Incremental shares issued in the merger	46.0		46.0

Pro forma combined basic weighted average shares	83.1	$1.04	82.3	$3.45

Historical Coors diluted weighted average shares	37.8		36.6
Other pro forma dilutive securities (stock options)	1.6		0.9
Incremental shares issued in the merger	46.0		46.0

Pro forma combined diluted weighted average shares	85.4	$1.01	83.5	$3.40

        Other potentially dilutive securities totaling 1.8 million and 4.9 million in the nine months ended September 26, 2004 and the year ended December 28, 2003 were excluded from the per share calculations above, because of their anti-dilutive effect. The additional securities consist of stock options.

9. Subsequent Events

        As part of Molson's continuing strategic review of the Brazilian operations, on October 28, 2004, the Board of Directors of Molson approved the closure of the Queimados plant. Molson will record a charge of approximately Cdn.$50 million (U.S.$40 million) against earnings in the coming quarters, relating to the closure of the Queimados brewery and organization right-sizing including sales centers.

        The earnings charge relating to the plant closure, which is estimated at Cdn.$35 million (U.S.$28 million), will consist mainly of a fixed asset write down. These restructuring costs have not been accrued in the pro forma financial statements.

ANNEX B

AMENDMENT NO. 2 TO COMBINATION AGREEMENT

        This AMENDMENT NO. 2 TO COMBINATION AGREEMENT (this "Amendment") is made and entered into as of January 13, 2005, between Adolph Coors Company, a Delaware corporation ("Coors"), Molson Coors Canada Inc., a Canadian corporation and an indirect Subsidiary of Coors formerly known as Coors Canada Inc. ("Exchangeco"), and Molson Inc., a corporation organized and existing under the laws of Canada ("Molson"). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Combination Agreement (as defined below).

RECITALS:

        WHEREAS, the parties hereto are parties to a Combination Agreement, dated as of July 21, 2004, as amended by Amendment No. 1 thereto dated November 11, 2004 (the "Combination Agreement");

        WHEREAS, the parties hereto agree to increase to Cdn.$5.44 per share the amount of the Molson Dividend to be paid by Molson pursuant to the Arrangement, as modified by the parties hereto through the date hereof, to the holders of Molson Common Shares who are of record at the close of business on the last trading day immediately prior to the Effective Time;

        WHEREAS, Pentland and its Subsidiaries have agreed to waive any participation in the Molson Dividend;

        WHEREAS, the board of directors of Molson has determined that this Amendment is in the best interests of Molson;

        WHEREAS, the board of directors of Coors has determined that this Amendment is advisable to and in the best interests of each class of its stockholders;

        WHEREAS, the parties to the Coors Voting Agreement have concurrently herewith confirmed and agreed to the terms of this Amendment; and

        WHEREAS, the parties to the Molson Voting Agreement have concurrently herewith confirmed and agreed to the terms of this Amendment.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        Section 1.     Amendments to the Combination Agreement.

          (a)   The definition of "Molson Dividend" in Section 1.1 of the Combination Agreement is hereby amended to read in its entirety as follows:

  "'Molson Dividend' means that certain special dividend in the amount of Cdn.$5.44 in cash per share payable by Molson to all holders of Molson Common Shares who are of record at the close of business on the last trading day immediately prior to the Effective Time pursuant to the Plan of Arrangement."

          (b)   Section 2.5(d) of the Combination Agreement is hereby amended to read in its entirety as follows:

        "(d) Subject to the terms of this Agreement, Molson and Coors shall each use their respective reasonable best efforts to cause the Coors Meeting and Molson Meeting (as each may be postponed or adjourned) to be held on the same date, or not more than two business days apart from each other, or on such other dates as are reasonably acceptable to each of Coors and Molson. Subject to the terms of this Agreement, Molson shall use its reasonable best efforts to cause the Molson Optionholders

Meeting to be held on or before the date of the Molson Meeting. Each of Molson and Coors shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Molson Meeting, the Molson Optionholders Meeting or the Coors Meeting, as applicable, without the other party's prior written consent, in each case, except as required (i) by applicable Laws or an Order of the Court, (ii) for quorum purposes, (iii) to enable Molson or Coors, as applicable, to comply with its obligations under Section 6.2(b)(iii), or (iv) in the case of an adjournment or postponement, in order to disseminate information with respect to Amendment No. 2 to this Agreement for an appropriate period prior to the Molson Meeting or the Coors Meeting, as reasonably determined by Molson and Coors."

          (c)   Section 8.1(b) of the Combination Agreement is hereby amended by replacing "January 31, 2005" therein with "March 15, 2005."

        Section 2.    Certain Amendments to Exhibits to Combination Agreement and Transaction Documents.    To the extent necessary to reflect amendments to the Combination Agreement, conforming changes shall be made to the definitive or execution versions of documents the forms of which are attached as Exhibits to the Combination Agreement. Without limiting the generality of the foregoing, Section 2.2(a) of the Plan of Arrangement shall be amended to provide that the Molson Dividend will be in the amount of Cdn.$5.44 per share, and Section 2.2(a) of the Plan of Arrangement shall not otherwise be amended by this Amendment.

        Sesction 3.    Representations and Warranties of Coors.    Coors represents and warrants to Molson as of the date hereof as follows (provided that references in this Section 3 to documents are references to such documents as amended hereby):

          (a)    Authority.    Coors has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations under this Amendment and the documents referred to in this Amendment to which it is a party and, subject to the receipt of the Coors Stockholder Approval and the Final Order, to consummate the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party. The execution, delivery and performance by Coors of this Amendment and the consummation by Coors of the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party have been duly and validly authorized by all necessary corporate action on the part of Coors, and no other corporate proceedings on the part of Coors are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party, other than the Coors Stockholder Approval and the Final Order. This Amendment has been duly and validly executed and delivered by Coors and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of Coors, enforceable against Coors in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.

          (b)    Approval.    At a meeting duly called and held, the board of directors of Coors has: (i) determined that this Amendment and the documents referred to in this Amendment to which Coors is a party and the transactions contemplated hereby and thereby (including the Coors Share Issuance, the Coors Charter Amendment and the Arrangement) are advisable and fair to and in the best interests of Coors and the holders of each class of the Coors Common Stock; (ii) authorized and approved this Amendment and the documents referred to in this Amendment to which Coors is a party and the transactions contemplated hereby and thereby (including the Coors Share Issuance, the Coors Charter Amendment and the Arrangement); and (iii) adopted a resolution re-affirming its recommendation for the approval and adoption of the Coors Charter Amendment and the Coors Share Issuance by its stockholders at the Coors Meeting.

          (c)    No Conflict.    The execution, delivery and performance by Coors of this Amendment and the consummation by Coors of the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party do not and will not, subject to obtaining the Coors Stockholder Approval and receipt of the Approvals referred to in Section 3(d) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Coors Charter Documents or the equivalent organizational documents of any of Coors' material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Coors or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Coors or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Coors or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Coors or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Coors or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as have been disclosed to Molson on or before the date of this Amendment or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Coors.

          (d)    Required Filings and Consents.    The execution, delivery and performance by Coors of this Amendment and the documents referred to in this Amendment to which it is a party and the consummation by Coors of the transactions contemplated hereby and thereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Coors or its Subsidiaries, except for (i) the Competition Act Approval, (ii) the ICA Approval, (iii) the compliance with any applicable requirements of the HSR Act, including pre-merger notification requirements, (iv) any other applicable competition, merger control, antitrust or similar Law of foreign Governmental Entities, (v) the filing with the SEC and the mailing to the Coors stockholders of materials that amend, supplement or otherwise modify the Joint Proxy Statement/Circular, and the filing with the SEC of the Form 8-A, the Form S-3 and any reports that might be required pursuant to the 1934 Act in connection with the Combination Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (vi) the filing with the Secretary of State of the State of Delaware of the restated certificate of incorporation of Coors, in the form attached to the Combination Agreement as Exhibit G, (vii) any Orders of applicable Canadian Securities Regulatory Authorities required by Section 2.6(a), (viii) such other filings, authorizations, decisions or orders as may be required by the rules and regulations of the NYSE, the TSX or any state securities or blue sky laws, (ix) any approvals required by the Interim Order, the Final Order or filings with the Director under the CBCA and/or (x) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Coors.

          (e)    Opinions of Financial Advisors.    The board of directors of Coors has received from its financial advisor, Deutsche Bank Securities Inc., an opinion, dated January 13, 2005, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to (i) the holders of the Coors Class A Common Stock and (ii) the holders of the Coors Class B Common Stock.

        Section 4.    Representation and Warranties of Molson.    Molson represents and warrants to Coors as of the date hereof as follows (provided that references in this Section 4 to documents are references to such documents as amended hereby):

          (a)    Authority.    Molson has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations under this Amendment and the documents referred to in this Amendment to which it is a party and, subject to the receipt of the Molson Shareholder Approval, the Molson Optionholder Approval and the Final Order, to consummate the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party. The execution, delivery and performance by Molson of this Amendment and the consummation by Molson of the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party have been duly and validly authorized by all necessary corporate action on the part of Molson, and no other corporate proceedings on the part of Molson are necessary to authorize this Amendment to consummate the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party, other than the Molson Shareholder Approval, the Molson Optionholder Approval and the Final Order. This Amendment has been duly and validly executed and delivered by Molson and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of Molson, enforceable against Molson in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.

          (b)    Approval.    At a meeting duly called and held, Molson's board of directors has: (i) determined that this Amendment and the documents referred to in this Amendment to which Molson is a party and the transactions contemplated hereby and thereby (including the Arrangement) are fair to the holders of each class of the Molson Common Shares (other than Pentland) and in the best interests of Molson; and (ii) authorized and approved this Amendment and the documents referred to in this Amendment to which Molson is a party and the transactions contemplated hereby and thereby (including the Arrangement). As of the date of this Amendment, Molson's board of directors has not withdrawn, modified or qualified in any manner adverse to Coors its recommendation for the approval and adoption of the Arrangement by its shareholders at the Molson Meeting or its recommendation for the approval of the exchange of each Molson Option for a Replacement Option by its option holders.

          (c)    No Conflict.    The execution, delivery and performance by Molson of this Amendment and the consummation by Molson of the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party, do not and will not, subject to obtaining the Molson Shareholder Approval and the Molson Optionholder Approval and receipt of the Approvals referred to in Section 4(d) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Molson Charter Documents or the equivalent organizational documents of any of Molson's material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Molson or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Molson or any of its Subsidiaries is entitled under

  (A) any provision of any Contract or other instrument binding upon Molson or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Molson or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Molson or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as have been disclosed to Coors on or before the date of this Amendment or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Molson.

          (d)    Required Filings and Consents.    The execution, delivery and performance by Molson of this Amendment and the documents referred to in this Amendment to which it is a party and the consummation by Molson of the transactions contemplated hereby and thereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Molson or its Subsidiaries, except for (i) the Competition Act Approval, (ii) the ICA Approval, (iii) the compliance with any applicable requirements of the HSR Act, including pre-merger notification requirements, (iv) any other applicable competition, merger control, antitrust or similar Law of foreign Governmental Entities, (v) if required, the filing with the Canadian Securities Regulatory Authorities and the mailing to the shareholders of Molson of materials that amend, supplement or otherwise modify the Joint Proxy Statement/Circular, (vi) such other filings, authorizations, decisions or orders as may be required by the rules and regulations of the TSX, (vii) any approvals required by the Interim Order, the Final Order or filings with the Director under the CBCA and/or (viii) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Molson.

        Section 5.    General Provisions

          (a)    Counterparts.    This Amendment may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          (b)    Governing Law and Venue; Waiver of Jury Trial.    This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Amendment shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, except to the extent mandatorily governed by the laws of Canada or the laws of the province of Quebec or the State of Delaware, as applicable. Except with respect to the Interim Order or Final Order or any other matter relating thereto over which the Court has jurisdiction, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Amendment and of the documents referred to in this Amendment, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Amendment or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.2 of the Combination Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

        EACH OF COORS AND MOLSON HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF COORS OR MOLSON IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

          (c)   The representations and warranties of Molson and Coors contained in this Amendment shall terminate at the Effective Time. Further, the covenant of Molson set forth in Section 5.1(b) of the Combination Agreement, as amended hereby, shall terminate as of immediately prior to the Effective Time.

          (d)   Except as specifically provided for in this Amendment, all other provisions of the Combination Agreement shall continue in full force and effect.

*    *    *    *    *

        IN WITNESS WHEREOF, Coors, Exchangeco and Molson have caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

ADOLPH COORS COMPANY
By:	/s/ PETER H. COORS Name: Peter H. Coors Title: Chairman
MOLSON COORS CANADA INC.
By:	/s/ ROBERT REESE Name: Robert Reese Title: Chief Executive Officer
MOLSON INC.
By:	/s/ DANIEL J. O'NEILL Name: Daniel J. O'Neill Title: President and Chief Executive Officer

ANNEX C

REVISED FINAL OPINION OF DEUTSCHE BANK SECURITIES INC.—
COORS FINANCIAL ADVISOR

January 13, 2005

Board of Directors
Adolph Coors Company
311 Tenth Street
Golden, CO 80401

Ladies and Gentlemen:

        Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to Adolph Coors Company ("Coors") in connection with the proposed combination of Coors and Molson Inc. ("Molson") pursuant to the Combination Agreement, dated as of July 21, 2004, among Coors, Coors Canada, Inc., a subsidiary of Coors ("ExchangeCo"), and Molson (the "Transaction Agreement"), which provides, among other things, for the exchange of Molson's common shares for common stock of Coors and/or exchangeable shares of ExchangeCo (and certain ancillary rights) (the "Transaction"), as a result of which Molson will become a wholly owned subsidiary of Coors. As set forth more fully in the Transaction Agreement and the Plan of Arrangement attached as Exhibit B thereto (the "Plan of Arrangement"), as a result of the Transaction, (a) each Molson Class"A" non-voting share, no par value ("Molson Class A Non-Voting Shares"), other than dissenting shares and shares owned by Coors or its affiliates, will be converted into the right to receive 0.360 shares (the "Exchange Ratio") of Coors Class B common stock, par value of $0.01 (non-voting) ("Coors Class B Non-Voting Common Stock"), or Class B exchangeable shares, no par value, of ExchangeCo ("Class B Exchangeable Shares"), and (b) each Molson Class "B" voting share, no par value ("Molson Class B Voting Shares"), other than dissenting shares and shares owned by Coors or its affiliates, will be converted into the right to receive the Exchange Ratio in a combination of (i) Coors Class A common stock, par value of $0.01 (voting) ("Coors Class A Voting Common Stock"), or Class A exchangeable shares, no par value, of ExchangeCo ("Class A Exchangeable Shares") and (ii) Coors Class B Non-Voting Common Stock or Class B Exchangeable Shares. The terms and conditions of the Transaction are more fully set forth in the Transaction Agreement and the Plan of Arrangement.

        You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, of the Exchange Ratio to (i) holders of the Coors Class A Voting Common Stock and (ii) holders of the Coors Class B Non-Voting Common Stock.

        In connection with Deutsche Bank's role as financial advisor to Coors, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Molson and Coors and certain internal analyses and other information furnished to it by Molson and Coors. Deutsche Bank has also held discussions with members of the senior managements of Molson and Coors regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Molson Class A Non-Voting Shares, Molson Class B Voting Shares and Coors Class B Non-Voting Common Stock, (ii) compared certain financial and stock market information for Molson and Coors with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable to the Transaction in whole or in part, (iv) reviewed the terms of the

Combination Agreement, the Plan of Arrangement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

        Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Molson or Coors, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Molson or Coors. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by Coors and Molson to be achieved as a result of the Transaction (collectively, the "Synergies"), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Molson or Coors, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

        For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Coors, ExchangeCo and Molson contained in the Transaction Agreement and the Plan of Arrangement are true and correct, Coors, ExchangeCo and Molson will each perform all of the covenants and agreements to be performed by it under the Transaction Agreement and the Plan of Arrangement and all conditions to the obligations of each of Coors, ExchangeCo and Molson to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Coors or Molson is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Coors or Molson or materially reduce the contemplated benefits of the Transaction to Coors. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be not result in a tax realization event for Coors or its stockholders. You have also informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that, prior to the consummation of the Transaction, Molson will pay a special dividend equal to C$5.00 per share of Molson Class A Non-Voting Shares and Molson Class B Voting Shares to each holder of such shares.

        This opinion is addressed to, and for the use and benefit of, the Board of Directors of Coors and is not a recommendation to the stockholders of Coors to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to (i) holders of the Coors Class A Voting Common Stock and (ii) holders of the Coors Class B Non-Voting Common Stock, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Coors to engage in the Transaction. This opinion does not in any manner address the prices at which any securities of Coors will trade after the announcement or consummation of the Transaction. In connection with the preparation of this opinion, we have not been authorized by Coors or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of Coors or any other extraordinary transaction involving Coors.

        Deutsche Bank will be paid a fee for its services as financial advisor to Coors in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Coors and Molson or their affiliates for which it has received compensation, including (1) Coors' February 2002 US$1.1 billion unsecured credit facility for which a member of the DB Group acted as joint lead arranger and joint book runner, (2) Coors' April 2002 US$850 million 6 3/8% senior notes offering for which a member of the DB Group acted as joint lead manager, and (3) Coors' June 2003 US$500 million commercial paper program for which a member of the DB Group acted as co-dealer. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Coors and Molson for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

        Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to (i) holders of the Coors Class A Voting Common Stock and (ii) holders of the Coors Class B Non-Voting Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

QuickLinks

  ANNEX A
SUMMARY MOLSON COORS UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
  Comparative Per Share Data
  Summary Molson Coors Unaudited Pro Forma Combined Financial Information
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
  ANNEX B
AMENDMENT NO. 2 TO COMBINATION AGREEMENT
RECITALS
  ANNEX C
REVISED FINAL OPINION OF DEUTSCHE BANK SECURITIES INC.— COORS FINANCIAL ADVISOR